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                             EXHIBIT 21.1 - SUBSIDIARIES



                                        Jurisdiction of         % Owned by
Name of Subsidiary                       Incorporation     Tricord Systems, Inc.
-----------------------              --------------------  ---------------------

Nihon Tricord Systems, K.K.                  Japan                 100%

TSC Tricord Servers Corp.                    Canada                100%

Tricord Systems Europe PLC               United Kingdom            100%

Tricord Systems Europe S.A.                  France                100%

Tricord Server Systems AG                   Germany                100%

Tricord Systems Mexico, S.A. de C. V.        Mexico                100%

Tricord Systems Europe B.V.             The Netherlands            100%